MARVEL PUTS FORWARD PLAN FOR COMBINATION
                            WITH MARVEL ENTERTAINMENT

New York, NY -- October 8, 1997...Toy Biz Inc. (NYSE:TBZ) announced today that it has proposed a plan for the combination of its business with Marvel Entertainment Group, Inc. (NYSE:MRV). The plan put forward by Toy Biz would result in the merger of Toy Biz and Marvel (other than Marvel's Panini sticker business) with the senior secured lenders of Marvel receiving a combination of cash and common and preferred securities issued by the combined company, together with the proceeds from the sale of Panini.

Under the proposal, unsecured creditors and equity holders of Marvel would receive warrants and subscription rights, respectively, in the combined company. As part of the proposed combination, common stockholders of Toy Biz (excluding Marvel) would receive one share of common stock in the combined company for each share of Toy Biz common stock. The cash payments to be made to the Marvel senior secured lenders are proposed to be funded through the issuance of preferred stock and senior notes by the combined company. The proposal by Toy Biz is subject to acceptance by holders of no less than two thirds of the Marvel senior secured debt and bankruptcy court approval. Toy Biz anticipates receiving stockholder approval of the proposal and will seek all regulatory approvals expeditiously.

Joseph Ahearn, Toy Biz CEO, stated, "We believe that this proposal represents an opportunity for both Toy Biz stockholders as well as Marvel creditors and stockholders to participate in a meaningful way in a combined Marvel/Toy Biz on terms that we believe should be acceptable to all parties involved."

Forward Looking Statements: Except for historical information contained herein, the statements in this news release regarding the Company's products, licensing relationships and growth plans are forward-looking statements that are dependent upon certain risks and uncertainties, including those relating to the outcome of the Marvel bankruptcy, the level of media exposure or the popularity of the Company's characters and trademarks, consumer acceptance of the Company's new product introductions, the Company's dependence on manufacturers in China, U.S. trade relations with China, changing consumer preferences, production delays or shortfalls and general economic conditions. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10K and Quarterly Reports on Form 10Q.